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                                                                   EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
  Piercing Pagoda, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-85192 and 33-98288) on Form S-8 of Piercing Pagoda, Inc. of our report dated May 5, 1997, except as to the second paragraph of Note 15 which is as of May 15, 1997, relating to the consolidated balance sheets of Piercing Pagoda, Inc. as of March 31, 1997 and 1996, and related consolidated statements of income, changes in stockholders equity, and cash flows and for each of the years in the three-year period ended March 31, 1997, which report is included in the March 31, 1997 Annual Report on Form 10-K of Piercing Pagoda, Inc.

                                    KPMG Peat Marwick LLP

Allentown, Pennsylvania
June 24, 1997